Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor and Media Contacts:

Robert E. Flamm, Ph.D.

Russo Partners, LLC

(212) 845-4226

Robert.flamm@russopartnersllc.com

Andreas Marathovouniotis

Russo Partners LLC

(212) 845-4235

Andreas.marathis@russopartnersllc.com

Cempra, Inc. Receives $10 million Milestone Payment from Toyama Chemical Co. Triggered by Solithromycin’s Clinical Development Progress in Japan

- Toyama Receives Regulatory Clearance to Begin Phase 2 Trial Following Completion of Successful Phase 1 Study in Japan –

Chapel Hill, NC, Sept. 9, 2014 – Cempra, Inc. (Nasdaq: CEMP) today announced the receipt of a $10 million milestone payment from Toyama Chemical Co., a subsidiary of FUJIFILM Holdings Corporation, triggered by Toyama’s progress of its solithromycin clinical development program in Japan, the world’s second largest antibiotic market. The payment was made following Toyama’s receipt of regulatory clearance to begin a Phase 2 trial of solithromycin in Japan following successful completion of a Phase 1 study.

Key points:

•	Toyama owns exclusive rights to develop and commercialize solithromycin in Japan for respiratory tract infections and other indications in adults and pediatric patients. Cempra received a $10 million upfront payment when the agreement was signed and can earn up to $60 million in milestone payments from Toyama based on the achievement of certain objectives, including the $10 million just received. Tiered royalties that will be adjusted based on sales would be paid to Cempra following launch of solithromycin in Japan.

•	Japan is the world’s second largest antibiotic market with annual sales of about $4 billion.

•	Macrolides, which account for about $700 million in sales in Japan, have been widely used in Japan because of their safety, efficacy and spectrum and availability for adults and children.

•	Marcrolide resistance has been increasing in Japan; currently 78% of pneumococcal strains are resistant in Japan, leaving physicians with limited oral therapeutic options http://www.ncbi.nlm.nih.gov/pubmed/23483982.

•	Solithromycin shows potent antibacterial effects against pneumococci and Mycoplasma pneumoniae strains that are resistant to older macrolides such as azithromycin and clarithromycin.

•	In Toyama’s Phase 1 single and multi-dose studies in adult volunteers, solithromycin was well tolerated and demonstrated pharmacokinetics that reflected what was seen in Cempra’s U.S. clinical studies.

Quote:

Prabhavathi Fernandes, Ph.D., chief executive officer of Cempra said, “We are very pleased with our partner, Toyama Chemical Company, a leading antibacterial company that has several decades of experience in developing and commercializing novel antibiotics in Japan, the second largest antibiotic market in the world. We are pleased with our strong relationship and have benefited from frequent information and data exchange because of Toyama’s strong antibiotic drug development experience. This milestone payment illustrates the progress Toyama is making toward bringing this important and needed antibiotic option to patients in Japan. We look forward to their continued progress in their clinical program which will complement our own.”

About Cempra, Inc.

Founded in 2006, Cempra, Inc. is a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases. Cempra’s two lead product candidates are currently in advanced clinical development. Solithromycin (CEM-101) is in Phase 3 clinical development for community-acquired bacterial pneumonia (CABP) and is licensed to strategic commercial partner Toyama Chemical Co., Ltd., a subsidiary of FUJIFILM Holdings Corporation, for certain exclusive rights in Japan. Solithromycin also recently entered a Phase 3 clinical trial for uncomplicated Neisseria gonorrhoeae and chlamydia. Taksta™ (CEM-102) is Cempra’s second product candidate, which completed a Phase 2 clinical trial for prosthetic joint infections. Both seek to address the need for new treatments targeting drug-resistant bacterial infections in the hospital and in the community. The company has also synthesized novel macrolides for non-antibiotic uses such as the treatment of chronic inflammatory diseases, endocrine diseases and gastric motility disorders. Additional information about Cempra can be found at www.cempra.com.

About Toyama Chemical Co., Ltd.

Toyama Chemical Co., Ltd., a subsidiary of FUJIFILM Holdings Corporation in Japan, is a leading pharmaceutical company in Japan, working to meet the worldwide demand for effective drugs to overcome new and intractable diseases. Toyama has concentrated its R&D in three fields: anti-infective agents, CNS and cardiovascular agents, and anti-inflammatory agents. Its core strength is in the development of new pharmaceuticals which is evidenced by Toyama’s numerous technology exports and royalty income, which is the highest among mid-sized Japanese pharmaceutical companies. Pharmaceuticals now in the pipeline include T-705, an antiviral agent; and T-817MA, a treatment for Alzheimer’s disease. Toyama continues to form strategic partnerships with domestic and overseas pharmaceutical manufacturers to deliver products quickly and efficiently to medical institutions around the world.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: the ability of our strategic commercial partners to obtain foreign regulatory approval of our product candidates; the costs, timing, regulatory review and results of our studies and clinical trials and those of our strategic commercial partners; our need to obtain additional funding and our ability to obtain future funding on acceptable terms; our anticipated capital expenditures and our estimates regarding our capital requirements; our ability to obtain FDA approval of our product candidates; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; the unpredictability of the size of the markets for, and market acceptance of, any of our products, including solithromycin and Taksta; our ability to produce and sell any approved products and the price we are able realize for those products; our ability to retain and hire necessary employees and to staff our operations appropriately; our ability to compete in our industry; our dependence on the success of solithromycin and Taksta; innovation by our competitors; and our ability to stay abreast of and comply with new or modified laws and regulations that currently apply or become applicable to our business. The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.